UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2008 (July 24, 2008)

THE NASDAQ OMX GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 24, 2008, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) completed its previously announced acquisition of Philadelphia Stock Exchange, Inc. (“PHLX”). NASDAQ OMX acquired all outstanding shares of PHLX common stock for an aggregate cash purchase price of approximately $695.7 million. As provided in the related merger agreement, the purchase price consisted of $652.0 million plus an adjustment of approximately $43.7 million for PHLX’s estimated working capital surplus as of the date of the closing. This amount is subject to further adjustments following a full financial review, and we deposited $15.0 million of the approximately $43.7 million surplus amount into an escrow account until the final working capital adjustment is calculated. Upon closing of the acquisition, Pinnacle Merger Corporation, a wholly owned subsidiary of NASDAQ OMX, merged with and into PHLX, and PHLX became a wholly-owned subsidiary of NASDAQ OMX.

To finance its acquisition of PHLX, on July 24, 2008, NASDAQ OMX borrowed $650.0 million from a delayed draw term loan facility under our existing Credit Agreement, dated as of February 27, 2008, among NASDAQ OMX, as borrower, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A., as syndication agent, and others. The terms and conditions of the Credit Agreement are set forth in NASDAQ OMX’s Current Report on Form 8-K dated March 3, 2008.

NASDAQ OMX financed the remainder of the $695.7 million purchase price with cash on hand.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 2.01, which is incorporated by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 17, 2008, NASDAQ OMX’s board of directors approved amendments to NASDAQ OMX’s By-Laws that took effect upon our acquisition of PHLX on July 24, 2008. The By-Law amendments were adopted as a condition to regulatory approval of the transaction by the Securities and Exchange Commission (the “SEC”).

The By-Law amendments were intended to make certain governance provisions that are currently applicable to The NASDAQ Stock Market also applicable to PHLX and any other newly acquired self-regulatory organizations (“SROs”). The provisions collectively regulate the actions of NASDAQ OMX and its directors, officers and employees in light of its ownership of SROs. The amendments included the following:

•	NASDAQ OMX adopted a definition of “Self-Regulatory Subsidiary;”

•

NASDAQ OMX amended Section 11.3 of its By-Laws to state that any amendment of any By-Law shall be submitted to the Board of Directors of each Self-Regulatory Subsidiary, and if any such proposed amendment must be filed with, or filed with and approved by, the SEC before such amendment may be effective, then such amendment shall not be effective until filed with, or filed with and approved by, the SEC;

•

NASDAQ OMX adopted new Section 12.6 of its By-Laws to state that any amendment of any provision of the NASDAQ OMX Restated Certificate of Incorporation shall be submitted to the Board of Directors of each Self-Regulatory Subsidiary, and if any such proposed amendment must be filed with, or filed with and approved by, the SEC before such amendment may be effective, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed with and approved by, the SEC;

•	NASDAQ OMX amended each of the existing provisions of Article XII of its By-Laws to make them applicable to each of the Self-Regulatory Subsidiaries; and

•

NASDAQ OMX adopted a new Section 12.7 to its By-Laws to provide that in light of the unique nature of NASDAQ OMX and its subsidiaries, including the status of the Self-Regulatory Subsidiaries as SROs, the NASDAQ OMX Board of Directors, when evaluating any issue (including, but not limited to certain enumerated change of control transactions) will take into account all factors that the Board of Directors deems relevant.

On July 24, 2008, we also implemented an unrelated change to our By-Laws to clarify the definition of “Non-Industry Director.”

The text of the amended and restated By-Laws is attached to this Form 8-K as Exhibit 3.2.

Item 8.01.	Other Information.

On July 24, 2008, NASDAQ OMX issued a press release regarding the acquisition of PHLX. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Any required financial statements of PHLX will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Any required pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Exhibit Description
3.2	By-Laws of The NASDAQ OMX Group, Inc.

99.1	Press release dated July 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	Executive Vice President and General Counsel

Dated: July 29, 2008